Exhibit (a)(9)

                   EXTENSION OF EXPIRATION DATE

                    Offer to Purchase for Cash
              All Outstanding Shares of Common Stock
                                of
                     NEW WEST EYEWORKS, INC.
                                at
                       $13.00 NET PER SHARE
                                by
                       NW ACQUISITION CORP.
                    a Wholly-Owned Subsidiary
                                of
                 NATIONAL VISION ASSOCIATES, LTD.

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   |      THE OFFER WILL NOW EXPIRE AT 12:00 MIDNIGHT ON TUESDAY,   |
   | SEPTEMBER 29, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").   |
   | SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY  |
   | TIME PRIOR TO THE EXPIRATION DATE.                             |
   -----------------------------------------------------------------

     THE OFFER CONTINUES TO BE CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 51% OF THE OUTSTANDING SHARES OF COMMON STOCK OF NEW WEST EYEWORKS, INC. AS DETERMINED IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFER.
                     _______________________
                            IMPORTANT
                     -----------------------
To the Holders of Common Stock of New West Eyeworks, Inc.:

     NW Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of National Vision Associates, Ltd., a Georgia corporation ("Parent"), hereby notifies you that the offer referenced above (the "Offer") has been extended to Midnight, Eastern Time, September 29, 1998. Capitalized terms not defined in this Extension of Expiration Date have the meanings assigned to them in the Offer to Purchase, dated July 20, 1998, relating to the above-referenced Offer.

     As indicated in the Offer to Purchase, the Purchaser expected that it would be necessary to extend the Offer beyond the August 17, 1998 date set as the initial Expiration Date in order to permit adequate time for Parent to obtain the financing required in order to provide funds for the Purchaser to consummate the Offer and the Merger. Parent continues to proceed with the transaction described in the Offer to Purchase for the private placement of high yield debt securities in an amount that would provide such funds and thus is extending the Offer to a date that it believes will provide sufficient time to complete that transaction and to provide the requisite five business days' notice of satisfaction of the Financing Condition. As noted in the Offer to Purchase, Parent received a "highly confident" letter from an investment banking firm with respect to the probable consummation of such a private placement of debt securities, and it has been working with that firm on the placement.

     To date, approximately 4,679,500 Shares have been validly tendered and not withdrawn pursuant to the Offer. In addition, the holders of Convertible Preferred Stock and Company Warrants have entered into Commitment Agreements with Parent in which they have agreed to convert or exercise such securities and tender the Shares received thereupon in the Offer. The number of Shares issuable and subject to such Commitment Agreements is 806,563. The total number of such tendered or committed Shares is approximately 5,486,000, which represents approximately 96% of the outstanding Shares, assuming conversion of all Convertible Preferred Stock and exercise of all outstanding Company Warrants, and which number of Shares would satisfy the Minimum Tender Condition.

     With respect to the other conditions of the Offer that are listed and discussed in Section 13 of the Offer to Purchase on pages 28 and 29, the Purchaser hereby confirms that it has not reserved (and will not reserve) the right to terminate the Offer based on any such condition after the Purchaser has accepted for
payment any tendered Shares.   The Purchaser will not accept
tendered Shares for payment until after 12:00 Midnight on the Expiration Date, as of which time, if the Offer has not been extended in accordance with its terms, the Purchaser will determine whether any condition is not satisfied and will be enforced or waived. Holders' withdrawal rights continue until 12:00 Midnight on the Expiration Date.

     Questions and requests for assistance or for additional copies of this Extension of Expiration Date, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

             The Information Agent for the Offer is:

                             GEORGESON
                          & COMPANY INC.
                          ==============

                   Wall Street Plaza, 30th Floor
                           88 Pine Street
                     New York, New York  10005
            Banks and Brokers Call Collect:  (212) 440-9800
               ALL OTHERS CALL TOLL FREE:  1-800-223-2064

               The Dealer Manager for the Offer is:

                        SCHRODER & CO., INC.

                         Equitable Center
                        787 Seventh Avenue
                      New York, New York  10019
                           (212) 492-6000